As filed with the U.S. Securities and Exchange Commission on August 13, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CIM COMMERCIAL TRUST CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maryland	75-6446078
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

David Thompson
Chief Executive Officer
CIM Commercial Trust Corporation
17950 Preston Road, Suite 600
Dallas, Texas 75252
(972) 349-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick S. Brown

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
(310) 712-6600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.001 per share	10,406,558	(1)	$20.075	(2)	$208,911,651.85	(2)	$25,320.10	(3)

(1)        In the event of a stock split, reverse stock split, stock dividend or similar transaction involving CIM Commercial Trust Corporation’s common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”). None of the per share amounts reflected in this report reflect the effect of the 1-for-3 reverse stock split announced by the Registrant, which will become effective on September 3, 2019.

(2)        Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act, based on the average of the high and low prices of shares of CIM Commercial Trust Corporation’s common stock reported on the NASDAQ Global Market on August 6, 2019.

(3)   Pursuant to Rule 457(p), this amount is being offset in its entirety by unused fees that were previously paid in connection with the Registrant’s filing of its Registration Statement on Form S-4, as amended (File No. 333-190934), initially filed with the Securities and Exchange Commission (the “SEC”) by the registrant on August 30, 2013 (of which amount, the unused fees used to offset the registration fee in respect of this Registration Statement on Form S-3 represents (i) the entirety of the $3,457.68 in unused fees that were used to offset the fee in connection with the Registrant’s withdrawn Registration Statement on Form S-11, as amended (File No. 333-223201), initially filed with the SEC by the Registrant on February 23, 2018, and (ii) $21,862.42 of the $23,584.25 in unused fees that were used to offset the fee in connection with the Registrant’s withdrawn Registration Statement on Form S-4 (File No. 333-227707), initially filed with the SEC by the Registrant on October 5, 2018).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information set forth in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale thereof is not permitted.

Subject to Completion. Dated August 13, 2019.

PRELIMINARY PROSPECTUS

CIM Commercial Trust Corporation

10,406,558 shares of Common Stock
by the Selling Stockholder

The California Public Employees’ Retirement System (the “Selling Stockholder”) may, from time to time, offer and sell up to 10,406,558 shares of common stock, par value $0.001 per share (“Common Stock”), of CIM Commercial Trust Corporation (the “Company”, “we”, “us”, “our”). On August 8, 2019, we announced a 1-for-3 reverse stock split (the “Reverse Stock Split”) on our Common Stock, to be effective on September 3, 2019. None of the share or per share amounts of Common Stock in this report reflect the effect of the Reverse Stock Split.

The Selling Stockholder will receive all of the net proceeds from any offering or sale under this prospectus, and we will not receive any of the proceeds from the sale of the shares of Common Stock being sold by the Selling Stockholder.

This prospectus includes a general description of the Common Stock that the Selling Stockholder may offer and the manner in which the shares may be offered. The specific manner in which the Selling Stockholder will offer shares of Common Stock will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

The Selling Stockholder may offer and sell the securities through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters are involved in the sale of any of the Common Stock, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth in the applicable prospectus supplement. See “About this Prospectus” and “Plan of Distribution” in this prospectus for more information.

Our Common Stock is traded on the Nasdaq Global Market (“Nasdaq”), under the ticker symbol “CMCT,” and on the Tel Aviv Stock Exchange (the “TASE”), under the ticker symbol “CMCT-L.” Our Series L Preferred Stock, par value $0.001 per share (the “Series L Preferred Stock”), is also traded on Nasdaq and the TASE, in each case under the ticker symbol “CMCTP.”

We have elected to qualify to be taxed as a real estate investment trust (“REIT”) under the provisions of the Internal Revenue Code of 1986, as amended (the “Code”). We impose certain restrictions on the ownership and transfer of our capital stock. You should read the information under the section entitled “Description of Capital Stock—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.

Investing in our securities involves significant risks. See “Risk Factors” on page 1 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2019

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC using a “shelf” registration process. Under such shelf registration statement, the Selling Stockholder may offer and sell the shares of Common Stock held by it in one or more offerings. Each time the Selling Stockholder offers and sells Common Stock under this prospectus, the Selling Stockholder will provide a prospectus supplement containing specific information about the terms and nature of the offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to the Common Stock or such offering.

You should rely only on the information contained in or incorporated by reference into this prospectus, any supplement and any related free writing prospectus. No one is authorized to provide you with information that is different from that which is contained in this prospectus or to make representations as to matters not stated in this prospectus or any related prospectus supplement or free writing prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, and any information incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any purchase of our securities. Our business, financial condition, results of operations, and prospects may have changed since those dates. If there is any inconsistency between the information in this prospectus (including the information incorporated by reference herein) and any related prospectus supplement or free writing prospectus, you should rely on the information in the most recent related prospectus supplement or free writing prospectus.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. To the extent there is any inconsistency between the summaries contained herein and the actual terms of these documents, the actual terms will govern. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated in this prospectus, or if the context otherwise requires, “CIM Commercial,” the “Company,” “we,” “us” and “our” refer to CIM Commercial Trust Corporation and its subsidiaries.

RISK FACTORS

Before making a decision to purchase securities offered the Selling Stockholder, you should carefully consider your particular investment objectives and financial circumstances in light of the risks described under “Risk Factors” in the applicable prospectus supplement and our most recent Annual Report on Form 10-K (and any updates to those risk factors included in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and the applicable prospectus supplement. For more information, see the section entitled “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, accessible to the public at www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus and should be read with the same care. Information that we file with the SEC after the date of this prospectus and any prospectus supplement will be deemed to automatically modify and supersede the information included or incorporated by reference in this prospectus and any prospectus supplement to the extent that the subsequently filed information modifies or supersedes the existing information.

We incorporate by reference the documents listed below and any documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the date that the offerings of securities by means of this prospectus are completed or terminated (other than, in each case, documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules):

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed on April 5, 2019;

•                  the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019; and

•                  the Company’s Current Reports on Form 8-K filed on January 22, 2019, March 7, 2019, March 18, 2019, March 29, 2019, May 6, 2019, May 31, 2019, June 19, 2019, August 5, 2019, August 8, 2019 and August 12, 2019.

Additionally, all documents (other than documents or portions of documents deemed to have been furnished and not filed in accordance with SEC rules) that we file with the SEC pursuant to the Exchange Act after the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement shall be deemed to be incorporated by reference into this prospectus.

We make available through our website at http://shareholders.cimcommercial.com/sec-filings our annual reports, quarterly reports, current reports and other materials we file or furnish to the SEC as soon as reasonably practicable after we file such materials with the SEC. Additionally, we will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Such requests should be directed to CIM Commercial, Attn: Investor Relations, 17950 Preston Road, Suite 600, Dallas, Texas 75252, or may be requested by telephone at (972) 349-3230.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, that are intended to be subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts, or that they discuss the business and affairs of CIM Commercial on a prospective basis. Statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “target,” “could,” “would,” “should,” “estimate,” “continue,” “pursue,” “potential,” among others, or the negative of such words, may identify forward-looking statements.

Forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. There can be no assurance that the results and events contemplated by the forward-looking statements will in fact transpire or, if they do transpire, that they will occur or have the anticipated effects. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors may cause results to differ materially from those contained in any forward-looking statement. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward looking statements.

Forward-looking statements speak only as of the date on which such statements are made. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law.

CIM COMMERCIAL TRUST CORPORATION

CIM Commercial is a Maryland corporation and REIT that was originally incorporated in 1993 as PMC Commercial Trust. Our principal business is to acquire, own, and operate Class A and creative office assets in vibrant and improving metropolitan communities throughout the United States. These communities are located in areas that include traditional downtown areas and suburban main streets, which have high barriers to entry, high population density, positive population trends and a propensity for growth. We believe that the critical mass of redevelopment in such areas creates positive externalities, which enhance the value of real estate assets in the area. We believe that these assets will provide greater returns than similar assets in other markets, as a result of the population growth, public commitment, and significant private investment that characterize these areas.

We are operated by affiliates of CIM Group, L.P. (“CIM Group”). CIM Group is a vertically-integrated owner and operator of real assets with multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, financing, leasing, and onsite property management capabilities. CIM Group is headquartered in Los Angeles, California and has offices in Oakland, California; Bethesda, Maryland; Dallas, Texas; New York, New York; Chicago, Illinois; and Phoenix, Arizona.

We have elected to be taxed as a REIT under the provisions of the Code. To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our stockholders. We may, however, be subject to certain federal excise taxes and state and local taxes on our income and property. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates and will not be able to qualify as a REIT for four subsequent taxable years. In order to remain qualified as a REIT under the Code, we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

Our Common Stock trades on Nasdaq, under the ticker symbol “CMCT,” and the TASE, under the ticker symbol “CMCT-L.” Our Series L Preferred Stock is also traded on Nasdaq and the TASE, in each case under the ticker symbol “CMCTP.” Our principal executive offices are located at 17950 Preston Road, Suite 600, Dallas, Texas 75252 and our telephone number is (972) 349-3200. Our internet address is http://www.cimcommercial.com. The information contained on our website is not part of this prospectus.

USE OF PROCEEDS

The Company will receive no proceeds from the shares of Common Stock sold by the Selling Stockholder.  We have agreed to pay certain of the expenses incurred in connection with the registration of such shares of Common Stock, including registration, filing and qualification fees, accounting fees and reasonable fees and disbursements of counsel for the Company, but excluding any underwriting discounts and commissions in connection with any offering.

SELLING STOCKHOLDER

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholder. The Selling Stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

The following table is based on information provided to us by the Selling Stockholder on August 13, 2019 and as of such date. In accordance with the terms of the Registration Rights and Lockup Agreement with the Selling Stockholder, this prospectus covers the resale of up to 10,406,558 shares of Common Stock (which amount does not give effect to the Reverse Stock Split).

The percentages of beneficial ownership below are calculated based on 43,806,721 shares of our Common Stock issued and outstanding as of August 9, 2019 (which amount does not give effect to the Reverse Stock Split).

	Beneficial Ownership Prior to the Offering			Beneficial Ownership After the Offering (1)
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent	Common Stock Being Offered	Number of Shares of Common Stock Beneficially Owned	Percent
California Public Employees’ Retirement System 400 Q Street Sacramento, CA 95814	10,406,558	23.76%	10,406,558	0	0%

(1)         Assumes all shares being offered are sold. As of the date of this prospectus, no sales have occurred.

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of our capital stock, including the Common Stock that may be offered and sold by the Selling Stockholder in one or more offerings under this prospectus. The description of our capital stock is not complete and is qualified in its entirety by reference to the provisions of charter and bylaws and the applicable provisions of the Maryland General Corporation Law (the “MGCL”). Our charter and bylaws are incorporated by reference, as exhibits, in the registration statement of which this prospectus forms a part (see “Where You Can Find More Information” in this prospectus).

General

Our charter provides that we may issue up to 900,000,000 shares of our Common Stock, and up to 100,000,000 shares of our preferred stock, par value $0.001 per share, of which 36,000,000 shares are classified as our Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and 9,000,000 shares are classified as our Series L Preferred Stock. Our charter authorizes our Board of Directors, with the approval of a majority of our entire Board of Directors and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue.

As of August 9, 2019, there were 43,806,721 shares of our Common Stock, 3,832,355 shares of our Series A Preferred Stock, 3,845,242 Series A Warrants (as defined below in “—Series A Units—Series A Warrants”) and 8,080,740 shares of our Series L Preferred Stock issued and outstanding. Our Common Stock was held by approximately 442 stockholders of record as of August 13, 2019. Under Maryland law, our stockholders are not generally liable for our debts or obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of Common Stock offered in this offering are duly authorized, validly issued, fully paid and nonassessable.

Subject to the preferential rights of our preferred stock and any other class or series of our capital stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock (see “—Select Charter Provisions Related to Our Capital Stock—Restrictions on Ownership and Transfer”), holders of shares of our Common Stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of our Company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of our Company.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our capital stock and except as may otherwise be specified in the terms of any class or series of our capital stock, each outstanding share of our Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of shares of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share of Common Stock entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the MGCL or by our charter.

Except as set forth in the terms of our Series L Preferred Stock and described below (see “—Series L Preferred Stock”), holders of shares of our Common Stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our Company. Our charter provides that our common stockholders generally have no appraisal rights unless our Board of Directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our Common Stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our Common Stock will have equal dividend, liquidation and other rights.

Our Common Stock is traded on Nasdaq, under the ticker symbol “CMCT,” and on the TASE, under the ticker symbol “CMCT-L.”  The transfer agent and registrar for shares of our Common Stock is American Stock Transfer and Trust Company.

Series A Units

On July 1, 2016, we commenced our reasonable best efforts public offering of up to 36,000,000 units (“Series A Units”), with each Series A Unit consisting of one share of Series A Preferred Stock and one detachable warrant to purchase 0.25 of a share of our Common Stock (a “Series A Warrant”). The transfer agent and registrar for shares of our Series A Preferred Stock and Series A Warrants is American Stock Transfer and Trust Company.

Series A Preferred Stock

Our Series A Preferred Stock has no voting rights and ranks senior to our Common Stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Preferred Stock ranks senior to such class or series (including with respect to the payment of dividends and other distributions on our Series L Preferred Stock) with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Preferred Stock are entitled to receive, if, as and when authorized by our Board of Directors, cumulative cash dividends on each share of Series A Preferred Stock at an annual rate of 5.5% of the stated value, which is initially $25.00 (the “Series A Stated Value”). Dividends on each share of Series A Preferred Stock begin accruing on, and are cumulative from, the date of issuance of such shares.

Unless full cumulative dividends on our shares of Series A Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series A Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock, our Series L Preferred Stock, or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock, Series L Preferred Stock, or any other class or series of our stock ranking junior to or on parity with the Series A Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

Holders of our Series A Preferred Stock have the right to require us to redeem such shares beginning on the date of original issuance of such shares at a redemption price equal to the Series A Stated Value, less a redemption fee of 13%, beginning on the date of original issuance until but excluding the second anniversary thereof or a redemption fee of 10% beginning on the second anniversary of the date of original issuance until but excluding the fifth anniversary of the date of original issuance, in each case plus any accrued but unpaid dividends. If a holder of shares of Series A Preferred Stock causes the Company to redeem such shares, we will pay the redemption price in cash or, on or after the first anniversary of the issuance of the shares of Series A Preferred Stock to be redeemed, at our option and in our sole discretion, in equal value through the issuance of shares of Common Stock, based on the volume weighted average price of our Common Stock for the 20 trading days prior to the redemption. Additionally, from and after the fifth anniversary of the date of original issuance of any shares of Series A Preferred Stock, we will have the right to redeem any or all shares of Series A Preferred Stock at 100% of the Series A Stated Value, plus any accrued but unpaid dividends, in cash or in equal value through the issuance of shares of Common Stock.

Series A Warrants

Each Series A Warrant is exercisable for 0.25 of a share of our Common Stock at an exercise price, subject to adjustment, equal to a 15% premium to the fair market net asset value of the Company per share of Common Stock as most recently published by the Company at the time of the issuance of the applicable Series A Warrant. The exercise prices of the outstanding Series A Warrants as of immediately prior to the effective time of the Reverse Stock Split will automatically be increased to three times their amounts prior to the Reverse Stock Split at the effective time of the Reverse Stock Split. Additionally, following the effective time of the Reverse Stock Split and our payment of a special dividend in the amount of $14.00 per share on our Common Stock on August 30, 2019, we intend to enter into an amendment of the warrant agreement related to the Series A Warrants to further reduce the strike price of each Series A Warrant to take into consideration the effect of such special dividend.

Holders of our Series A Warrants may exercise their Series A Warrants at any time beginning on the first anniversary of the date of issuance of such shares up to 5:00 p.m., New York time, on the date that is the fifth anniversary of such date of issuance (the “Series A Warrant Expiration Date”). The Series A Warrants are exercisable, at the option of each holder, in whole, but not in part, for no less than 50 shares of our Common Stock, unless such holder does not at the time of exercise own a sufficient number of Series A Warrants to meet such minimum amount. Any Series A Warrant that is outstanding after the applicable Series A Warrant Expiration Date will be automatically terminated.

A holder of our Series A Warrants does not have the right to exercise any portion of a Series A Warrant to the extent that, after giving effect to the issuance of shares of our Common Stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially or constructively own shares of Common Stock (i) in excess of 9.8% in value or number of shares, whichever is more restrictive, of the shares of Common Stock outstanding or (ii) that would otherwise result in the violation of any of the restrictions on ownership transfer of our stock contained in our charter, in each case, immediately after giving effect to the issuance of shares of Common Stock upon exercise of the Series A Warrant, as discussed below in “Restrictions on Ownership and Transfer of Capital Stock.”

Series L Preferred Stock

On November 21, 2017, the Company issued 8,080,740 shares of Series L Preferred Stock following a public auction process conducted in Israel. Our Series L Preferred Stock is listed on Nasdaq and on the TASE, in each case under the ticker symbol “CMCTP.”  The transfer agent and registrar for shares of our Series L Preferred Stock is American Stock Transfer and Trust Company.

Our Series L Preferred Stock has no voting rights. Subject to certain exceptions, holders of our Series L Preferred Stock are entitled to receive, when, and as authorized by our Board of Directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series L Preferred Stock (the “Series L Preferred Distribution”), at an annual rate of 5.5%, which rate is subject to increase under certain circumstances summarized below, of the stated value of the Series L Preferred Stock, which is $28.37 (the “Series L Stated Value”). The Series L Preferred Distribution is cumulative. If the Company fails to timely declare distributions or fails to timely pay distributions on the Series L Preferred Stock, the annual dividend rate of the Series L Preferred Stock will temporarily increase by 1.0% per year, up to a maximum rate of 8.5%, until the Company has paid all accrued distributions on the Series L Preferred Stock for any past dividend periods.

We must declare and pay the “Initial Dividend,” which for a given fiscal year is a minimum annual amount that is announced by us at the end of the prior fiscal year, on shares of our Common Stock prior to declaring and paying any portion of the Series L Preferred Distribution. While there are no limitations on the maximum amount of the Initial Dividend that can be paid in a particular year, it is our intention that we will not announce an Initial Dividend for any given year that, based on the information then reasonably available to us at the time of announcement, we believe will cause us to be unable to make a future distribution on our Series L Preferred Stock or on any other outstanding share of preferred stock.

Our Series L Preferred Stock ranks, with respect to payment of distributions, senior to our Common Stock, except with respect to and only to the extent of the Initial Dividend, and junior to our Series A Preferred Stock. Additionally, our Series L Preferred Stock ranks, with respect to rights upon our liquidation, dissolution or winding up, senior to our Common Stock to the extent of the Series L Stated Value and, except to the extent of the Initial Dividend, senior to our Common Stock with respect to any accrued and unpaid Series L Preferred Distributions.  Our Series L Preferred Stock ranks, with respect to rights upon our liquidation, dissolution or winding up, on parity with our Series A Preferred Stock, to the extent of the Series L Stated Value, and junior to our Series A Preferred Stock, with respect to any accrued and unpaid Series L Preferred Distributions.

Unless full cumulative Series L Preferred Distributions for all past annual periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•                  declare and pay or declare and set apart for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or other distributions paid in shares of stock ranking junior to the Series L Preferred Stock as to the distribution rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our Common Stock other than in amounts up to but not exceeding the Initial Dividend, if any, or any class or series of our stock ranking junior to or on parity with the Series L Preferred Stock as to distribution rights for any period; or

•                  except by conversion into or exchange for shares of stock ranking junior to the Series L Preferred Stock as to distribution rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any Common Stock or any class or series of our stock ranking junior to or on parity with the Series L Preferred Stock as to distribution rights.

However, to the extent necessary to preserve our status as a REIT, the foregoing sentence will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the Common Stock or the redemption of our capital stock pursuant to the restrictions on ownership and transfer contained in our charter.

Prior to November 21, 2022, we are not permitted to issue any preferred stock ranking senior to or on parity with the Series L Preferred Stock with respect to the payment of dividends, other distributions, liquidation, and or our dissolution or winding up unless the Minimum Fixed Charge Coverage Ratio (as defined in our charter) is equal to or greater than 1.25:1.00 as of the last day of the trailing 12-month period ending on the last day of the quarter preceding the date of such issuance. As of June 30, 2019, we were in compliance with the Minimum Fixed Charge Coverage Ratio requirement.

From and after November 21, 2022, subject to certain conditions, we may redeem shares of Series L Preferred Stock at a redemption price equal to the Series L Stated Value, plus all accrued and unpaid distributions. Additionally, from and after November 21, 2022, each holder of shares of Series L Preferred Stock may require us to redeem such shares at a redemption price equal to the Series L Stated Value, plus, provided certain conditions are met, all accrued and unpaid distributions. Notwithstanding the foregoing, a holder of shares of our Series L Preferred Stock may require us to redeem such shares at any time prior to November 21, 2022 if (1) we do not declare and pay in full the distributions on the Series L Preferred Stock for any annual period prior to such date and (2) we do not declare and pay all accrued and unpaid distributions on the Series L Preferred Stock for all past dividend periods prior to the applicable holder redemption date.

Our obligation to redeem any shares of our Series L Preferred Stock is limited to the extent that (i) we have sufficient funds available to fund any such redemption or (ii) we are restricted by applicable law, our charter, including the terms of our Series A Preferred Stock, or contractual obligations from making such redemption.

The redemption price will be paid at the election of the Company, in its sole discretion, (1) in cash in Israeli new shekels, (2) in shares of our Common Stock based on the lower of (i) the net asset value of the Company per share of Common Stock as most recently published by the Company as of the redemption date and (ii) the 20-day volume-weighted average price per share of the Common Stock as described in the Articles Supplementary describing the terms of the Series L Preferred Stock, or (3) in any combination of cash in Israeli new shekels and Common Stock, based on the foregoing conversion mechanisms.

Select Charter Provisions Related to Our Capital Stock

Classification or Reclassification of Capital Stock

Our charter authorizes our Board of Directors to classify and reclassify any unissued shares of Common Stock, or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our Common Stock, our Series A Preferred Stock, or our Series L Preferred Stock, and authorizes us to issue the newly-classified shares, subject to the limitations contained in the terms of our Series L Preferred Stock described above. Prior to the issuance of shares of each new class or series, our Board of Directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and the express terms of any other class or series of our stock then outstanding, the preferences, conversion or other rights, voting powers, restrictions (including restrictions as to transferability), limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Our Board of Directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded or the terms of any other class or series of our stock. Therefore, our Board of Directors could authorize the issuance of shares of Common Stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our Common Stock or otherwise be in the best interest of our stockholders.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit that prohibits any person, unless exempted by our Board of Directors, from acquiring or holding, directly or indirectly, applying attribution rules under the Code, shares of our capital stock in excess of 9.8% in number of shares or value, whichever is more restrictive, of the aggregate of the outstanding shares of our stock or 9.8% of the number of shares or value, whichever is more restrictive, of the outstanding shares of our Common Stock. Pursuant to our charter, our Board of Directors has the power to increase or decrease the percentage of stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our stock is in excess of such decreased stock ownership limit until that person’s percentage ownership of our stock equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our stock falls below such decreased stock ownership limit, any further acquisition of stock will be in violation of the decreased stock ownership limit.

Our charter further prohibits (i) any person from beneficially or constructively owning our stock that (A) would result in us being “closely held” under Section 856(h) of the Code (without regard to whether the shares are owned during the last half of a taxable year), (B) would cause us to constructively own 10% or more of the ownership interests in a tenant of our real property within the meaning of Section 856(d)(2)(B) of the Code or (C) would otherwise cause us to fail to qualify as a REIT, or (ii) any person from transferring our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our stock that will or may violate any of the foregoing restrictions on ownership and transfer, or who is the intended transferee of shares of our stock that are transferred to the trust (as described below), is required to give written notice immediately to us or, in the event of a proposed or attempted transfer, at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transfer and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

Our Board of Directors, in its sole discretion, may exempt, prospectively or retroactively, a person from each of the foregoing restrictions except those listed under (i)(A), (i)(C) and (ii) in the preceding paragraph. The person seeking an exemption must provide such representations, covenants and undertakings as our Board of Directors may deem appropriate to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our Board of Directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions. Our Board of Directors has waived the 9.8% ownership limits and the restrictions listed under (i)(B) in the preceding paragraph for the Selling Stockholder, Urban Partners II, LLC, CIM Urban REIT, LLC, CIM Urban Partners GP, LLC, CIM Service Provider, LLC and persons owning a direct or indirect interest in the Selling Stockholder, Urban Partners II, LLC, CIM Urban REIT, LLC, CIM Urban Partners GP, LLC or CIM Service Provider, LLC.

Any attempted transfer of shares of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares of our stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such stock. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership and transfer contained in our charter, our charter provides that the purported transfer will be treated as invalid from the outset. Shares of stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of our stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares, or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owed by the proposed transferee to the trust.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions paid to the proposed transferee and owned by the proposed transferee to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee shall be paid to the charitable beneficiary.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in number or in value of the outstanding shares of our stock, including our Common Stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each beneficial or constructive owner and each person who is holding shares of our stock for such owner will, upon demand, be required to provide to us such information as we may request to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our Common Stock or might otherwise be in the best interests of our stockholders.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of the MGCL and our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to the MGCL and to our charter and bylaws. Our charter and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part (see “Where You Can Find More Information”).

Our Board of Directors

Our charter and bylaws provide that the number of directors may be established, increased or decreased by a majority of our entire Board of Directors, but may not be fewer than the minimum number required by the MGCL (which currently is one) or, unless our bylaws are amended, more than 25. Any vacancy on our Board of Directors, whether resulting from an increase in the number of directors or otherwise, may only be filled by the affirmative vote of a majority of the remaining directors, even if such a majority constitutes less than a quorum. Except as may be provided with respect to any class or series of our stock, at each annual meeting of our stockholders, each of our directors will be elected by the holders of our Common Stock to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock, a director may be removed with or without cause and by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision, when coupled with the exclusive power of our Board of Directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except by a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  an act or omission of the director or officer was material to the matter giving rise to the proceeding and

•                  was committed in bad faith or

•                  was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and named executive officers. Each indemnification agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

Business Combinations

Under the MGCL, certain “business combinations,” including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an “interested stockholder” or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An “interested stockholder” is, generally, any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the corporation.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

Under the MGCL, a person is not an “interested stockholder” if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

We have elected to opt out of these provisions of the MGCL by resolution of our Board of Directors. However, our Board of Directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL in the future.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding any of the following persons entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares previously acquired, directly or indirectly, by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third, (B) one-third or more but less than a majority or (C) a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an acquiring person statement (as described in the MGCL)), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation.

We have elected to opt out of these provisions of the MGCL pursuant to a provision in our bylaws. However, we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•                  a classified board consisting of three classes;

•                  a two-thirds vote requirement for removing a director;

•                  a requirement that the number of directors be fixed only by vote of the directors;

•                  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•                  a majority stockholder vote requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, except as may be provided by our Board of Directors in setting the terms of any class or series of stock, we elect to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our Board of Directors. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require a two-thirds vote for the removal of any director from the Board of Directors, (2) vest in the Board of Directors the exclusive power to fix the number of directorships, subject to limitations set forth in our charter and bylaws, and (3) require, unless called by the chairman of our Board of Directors, our president, our chief executive officer or our Board of Directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting. We have not elected to classify our Board of Directors.

Dissolution, Amendment to the Charter and Other Extraordinary Actions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or convert into another entity unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on such matters, except that the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on such matter is required to amend the provisions of our charter relating to the removal of directors, the indemnification of our officers and directors, restrictions on ownership and transfer of our stock or the vote required to amend such provisions. Maryland law also permits a Maryland corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Meetings of Stockholders

Under our bylaws, annual meetings of holders of our Common Stock must be held each year at a date, time and place determined by our Board of Directors. Special meetings of holders of our Common Stock may be called by the chairman of our Board of Directors, our chief executive officer, our president and our Board of Directors. Subject to the provisions of our bylaws, a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders must be called by our secretary upon the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter at such meeting who have requested the special meeting in accordance with the procedures specified in our bylaws and provided the information and certifications required by our bylaws. Only matters set forth in the notice of a special meeting of stockholders may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors, or (iii) by a holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of our annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our Board of Directors may be made only (A) by or at the direction of our Board of Directors, or (B) provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by any holder of our Common Stock who was a stockholder of record at the time of giving notice and at the time of the special meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the taxation of CIM Commercial and the material U.S. federal income tax consequences to holders of Common Stock. This discussion is for your general information only. For purposes of this section under the heading “Material U.S. Federal Income Tax Consequences,” references to “CIM Commercial” mean only CIM Commercial Trust Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is not tax advice. The tax treatment of a holder will vary depending upon the holder’s particular situation, and this summary addresses only holders that hold shares of Common Stock as capital assets and does not deal with all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances. This summary also does not deal with all aspects of taxation that may be relevant to certain types of holders to which special provisions of the U.S. federal income tax laws apply, including:

•                  dealers in securities or currencies;

•                  traders in securities that elect to use a mark-to-market method of accounting for such traders’ securities holdings;

•                  banks;

•                  insurance companies;

•                  tax-exempt organizations;

•                  persons liable for the alternative minimum tax;

•                  persons that hold shares of Common Stock that are a hedge, that are hedged against interest rate or currency risks or that are part of a straddle or conversion transaction;

•                  persons that purchase or sell shares of Common Stock as part of a wash sale for tax purposes; and

•                  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar.

This summary is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions. This summary describes the provisions of these sources of law only as they are currently in effect. All of these sources of law may change at any time, and any change in the law may apply retroactively. Changes in U.S. federal, state and local tax laws or regulations, with or without retroactive application, could have a negative effect on us. New legislation, U.S. Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect our ability to qualify to be taxed as a REIT and/or the U.S. federal income tax consequences to holders of our securities and to us of such qualification. In addition, recent events and the shortfall in tax revenues for states and municipalities in recent years may lead to an increase in the frequency and size of such tax law changes. The federal tax legislation enacted in December 2017, commonly known as the Tax Cuts and Jobs Act, includes numerous significant tax law changes. Even changes that do not impose greater taxes on CIM Commercial could potentially result in adverse consequences to holders of Common Stock. For example, the Tax Cuts and Jobs Act includes a decrease in corporate tax rates, which could decrease the attractiveness of REITs relative to companies that are not qualified as REITs. The Tax Cuts and Jobs Act does, however, permit noncorporate holders of Common Stock to deduct an amount equal to 20 percent of certain REIT dividends (see below under “—Taxation of Holders of Common Stock—U.S. Stockholders—Dividends”).

If a partnership holds shares of our Common Stock, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding shares of Common Stock should consult such partner’s tax advisor with regard to the U.S. federal income tax treatment of holding shares of Common Stock.

We urge you to consult with your own tax advisors regarding the tax consequences to you of acquiring, owning and selling Common Stock, including the federal, state, local and non-U.S. tax consequences of acquiring, owning and selling shares of Common Stock in your particular circumstances and potential changes in applicable laws.

As used in this section, the term “U.S. stockholder” means a holder of shares of Common Stock, that, for U.S. federal income tax purposes, is:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income taxation regardless of the income’s source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust.

Nonresident alien individuals, foreign corporations, foreign partnerships and estates or trusts that in either case are not subject to U.S. federal income tax on a net income basis, that own shares of Common Stock are referred to in this section as “non-U.S. stockholders.”

Taxation of CIM Commercial as a REIT

In the opinion of Sullivan & Cromwell LLP, commencing with CIM Commercial’s taxable year ended December 31, 2014, CIM Commercial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for taxable years ending prior to the date hereof, and CIM Commercial’s proposed method of operation will enable CIM Commercial to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent taxable years. Please be aware, however, that opinions of counsel are not binding upon the IRS or any court.

In providing its opinion, Sullivan & Cromwell LLP is relying, without independent investigation, as to certain factual matters upon the statements and representations contained in certificates provided to Sullivan & Cromwell LLP with respect to CIM Commercial and its subsidiary that is also a REIT (the “REIT Subsidiary”).

CIM Commercial’s qualification as a REIT under the Code will depend upon the continuing satisfaction by CIM Commercial and, given CIM Commercial’s current ownership interests in the REIT Subsidiary, by the REIT Subsidiary, of requirements of the Code relating to qualification for REIT status. Some of these requirements depend upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. Accordingly, while CIM Commercial intends to qualify to be taxed as a REIT for U.S. federal income tax purposes, the actual results of CIM Commercial or the REIT Subsidiary for any particular year might not satisfy these requirements. Neither Sullivan & Cromwell LLP nor any other law firm will monitor the compliance of CIM Commercial or the REIT Subsidiary with the requirements for REIT qualification on an ongoing basis.

The sections of the Code applicable to REITs are highly technical and complex. The following discussion summarizes material aspects of these sections of the Code.

As a REIT, CIM Commercial generally will not have to pay U.S. federal corporate income taxes on CIM Commercial’s net income that CIM Commercial currently distributes to its stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a regular corporation. CIM Commercial’s dividends, however, generally will not be eligible for (i) the corporate dividends received deduction and (ii) the reduced rates of tax applicable to qualified dividends received by non-corporate holders, although, as described below under “Taxation of Holders of Common Stock—U.S. Stockholders—Dividends”, noncorporate holders of Common Stock will generally be entitled to a deduction equal to 20 percent of certain dividends paid by CIM Commercial.

Notwithstanding the above, CIM Commercial may have to pay U.S. federal income tax as follows:

•                  First, if CIM Commercial has any undistributed REIT taxable income, including undistributed net capital gains, CIM Commercial would have to pay tax at the regular corporate rate on such income and gains.

•                  Second, if CIM Commercial has (a) net income from the sale or other disposition of “foreclosure property,” as defined in the Code, which is held primarily for sale to customers in the ordinary course of business or (b) other non-qualifying income from foreclosure property, CIM Commercial would have to pay tax at the corporate rate on that income.

•                  Third, if CIM Commercial has net income from “prohibited transactions,” as defined in the Code, CIM Commercial would have to pay a 100% tax on that income. Prohibited transactions are, in general, certain sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•                  Fourth, if CIM Commercial should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below under “Requirements for Qualification—Income Tests,” but has nonetheless maintained CIM Commercial’s qualification as a REIT because CIM Commercial has satisfied certain other requirements, CIM Commercial would have to pay a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test, and (ii) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial’s profitability.

•                  Fifth, if CIM Commercial should fail to distribute during each calendar year at least the sum of (1) 85% of CIM Commercial’s REIT ordinary income for that year, (2) 95% of CIM Commercial’s REIT capital gain net income for that year and (3) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of that required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

•                  Sixth, if CIM Commercial acquires any asset from a C corporation in a carryover basis transaction recognizes gain on the disposition of that asset within five years of acquiring that asset, then CIM Commercial would have to pay tax on the built-in gain at the regular corporate rate.

•                  Seventh, if CIM Commercial derives “excess inclusion income” from a residual interest in a real estate mortgage investment conduit, or REMIC, or certain interests in a taxable mortgage pool, or TMP, CIM Commercial could be subject to corporate-level U.S. federal income tax at the corporate rate to the extent that such income is allocable to certain types of tax-exempt stockholders that are not subject to unrelated business income tax, such as government entities.

•                  Eighth, if CIM Commercial receives non-arm’s-length income from a TRS (as defined under “Requirements for Qualification—Asset Tests”), or as a result of services provided by a TRS to tenants of CIM Commercial, CIM Commercial would be subject to a 100% tax on the amount of CIM Commercial’s non-arm’s-length income.

•                  Ninth, if CIM Commercial fails to satisfy a REIT asset test, as described below, due to reasonable cause and CIM Commercial nonetheless maintains its REIT qualification because of specified cure provisions, CIM Commercial would generally be required to pay a tax equal to the greater of $50,000 or the corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused CIM Commercial to fail such test.

•                  Tenth, if CIM Commercial fails to satisfy any provision of the Code that would result in CIM Commercial’s failure to qualify as a REIT (other than a violation of the REIT gross income tests or asset tests described below) and the violation is due to reasonable cause, CIM Commercial could retain its REIT qualification but would be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification

The Code defines a REIT as a corporation, trust or association:

•                  that is managed by one or more trustees or directors;

•                  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

•                  that would otherwise be taxable as a U.S. corporation, but for the sections of the Code defining and providing special rules for REITs;

•                  that is neither a financial institution nor an insurance company to which certain provisions of the Code apply;

•                  the beneficial ownership of which is held by 100 or more persons;

•                  during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, as defined in the Code to include certain entities (the “not closely held requirement”); and

•                  that meets certain other tests, including tests described below regarding the nature of its income and assets.

The Code provides that the conditions described in the first through fourth bullet points above must be met during the entire taxable year and that the condition described in the fifth bullet point above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

CIM Commercial has satisfied the conditions described in the first through fifth bullet points of the second preceding paragraph and believes that CIM Commercial has also satisfied the condition described in the sixth bullet point of the second preceding paragraph. In addition, CIM Commercial’s charter provides for restrictions regarding the ownership and transfer of the capital stock of CIM Commercial. These restrictions are intended to, among other things, assist CIM Commercial in continuing to satisfy the share ownership requirements described in the fifth and sixth bullet points of the preceding paragraph. The ownership and transfer restrictions pertaining to the capital stock of CIM Commercial are described in this prospectus under the heading “Description of Capital Stock—Restrictions on Ownership and Transfer of Capital Stock.”

Disregarded Entity Subsidiaries.  A corporation that is a qualified REIT subsidiary, or QRS, as defined in the Code, will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS of CIM Commercial will be treated as assets, liabilities and items of these kinds of CIM Commercial, unless CIM Commercial makes an election to treat such corporation as a TRS. Thus, in applying the requirements described in this section, CIM Commercial’s QRSs (if any) will be ignored, and all assets, liabilities and items of income, deduction and credit of these subsidiaries will be treated as assets, liabilities and items of these kinds of CIM Commercial. References to “disregarded entity subsidiaries” in this section include QRSs.

Partnerships.  If a REIT is a partner in a partnership, U.S. Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to that proportionate share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the rules of the Code defining REITs, including satisfying the gross income tests and the asset tests. Thus, CIM Commercial’s proportionate share of the assets, liabilities and items of income of any partnership in which CIM Commercial is a partner will be treated as assets, liabilities and items of income of CIM Commercial for purposes of applying the requirements described in this section and actions taken by partnerships in which CIM Commercial owns an interest, either directly or through one or more tiers of partnerships or disregarded entity subsidiaries, can affect CIM Commercial’s ability to satisfy the REIT income and asset tests and the determination of whether CIM Commercial has net income from prohibited transactions. See the third bullet point under the heading “Taxation of CIM Commercial as a REIT” above for a brief description of prohibited transactions.

Taxable REIT Subsidiaries.  A taxable REIT subsidiary (or “TRS”), is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation other than a REIT or QRS (by vote or by value), then that other corporation is also treated as a TRS. A corporation can be a TRS with respect to more than one REIT.

A TRS is subject to U.S. federal income tax at the regular corporate rate (currently 21%), and may also be subject to state and local taxation. Any dividends paid or deemed paid by any one of CIM Commercial’s TRSs will also be taxable, either (1) to CIM Commercial to the extent the dividend is retained by CIM Commercial or (2) to CIM Commercial’s stockholders to the extent the dividends received from the TRS are paid to CIM Commercial’s stockholders. CIM Commercial may hold more than 10% of the stock of a TRS without jeopardizing CIM Commercial’s qualification as a REIT under the Code notwithstanding the rule described below under “Asset Tests” that generally precludes ownership of more than 10% of any issuer’s securities. However, as noted below, in order for CIM Commercial to qualify as a REIT under the Code, the securities of all of the TRSs in which CIM Commercial holds either directly or indirectly may not represent more than 20% of the total value of CIM Commercial’s assets (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017). CIM Commercial believes that the aggregate value of all of CIM Commercial’s interests in TRSs has represented and will continue to represent less than 20% (and for its taxable years ending after December 31, 2009 and on or before December 31, 2017, represented less than 25%) of the total value of CIM Commercial’s assets; however, CIM Commercial cannot assure that this will always be true. Other than certain activities related to operating or managing a lodging or health care facility, a TRS may generally engage in any business including the provision of customary or non-customary services to tenants of the parent REIT.

Income Tests.  In order to maintain CIM Commercial’s qualification as a REIT, CIM Commercial annually must satisfy two gross income requirements.

•                  First, CIM Commercial must derive at least 75% of its gross income, excluding gross income from prohibited transactions, for each taxable year directly or indirectly from investments relating to real property, mortgages on real property or investments in REIT equity securities, including “rents from real property,” as defined in the Code, or from certain types of temporary investments. Rents from real property generally include expenses of CIM Commercial that are paid or reimbursed by tenants.

•                  Second, at least 95% of CIM Commercial’s gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments as described in the preceding bullet point, dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of these types of sources.

Rents that CIM Commercial receives will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if the rents satisfy several conditions.

•                  First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely because the rent is based on a fixed percentage or percentages of receipts or sales.

•                  Second, the Code provides that rents received from a tenant will not qualify as rents from real property in satisfying the gross income tests if CIM Commercial, directly or under the applicable attribution rules, owns a 10% or greater interest in that tenant; except that rents received from a TRS under certain circumstances qualify as rents from real property even if CIM Commercial owns more than a 10% interest in the subsidiary. We refer to a tenant in which CIM Commercial owns a 10% or greater interest as a “related party tenant.”

•                  Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•                  Finally, for rents received to qualify as rents from real property, except as described below, CIM Commercial generally must not operate or manage the property or furnish or render services to the tenants of the property, other than through an independent contractor from whom CIM Commercial derives no revenue or through a TRS. However, CIM Commercial may directly perform certain services that landlords usually or customarily render when renting space for occupancy only or that are not considered rendered to the occupant of the property.

CIM Commercial does not and will not derive rental income attributable to personal property, other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease.

CIM Commercial directly performs services for some of CIM Commercial’s tenants. CIM Commercial does not believe that the provision of these services will cause CIM Commercial’s gross income attributable to these tenants to fail to be treated as rents from real property. If CIM Commercial were to provide services to a tenant of a property of CIM Commercial other than those services landlords usually or customarily provide to tenants of properties of a similar class in the same geographic market when renting space for occupancy only, amounts received or accrued by CIM Commercial for any of these services will not be treated as rents from real property for purposes of the REIT gross income tests. However, the amounts received or accrued for these services will not cause other amounts received with respect to the property to fail to be treated as rents from real property unless the amounts treated as received in respect of the service, together with amounts received for certain management services, exceed 1% of all amounts received or accrued by CIM Commercial during the taxable year with respect to the property. If the sum of the amounts received in respect of the services to tenants and management services described in the preceding sentence exceeds the 1% threshold, then all amounts received or accrued by CIM Commercial with respect to the property will not qualify as rents from real property, even if CIM Commercial provides the impermissible service to some, but not all, of the tenants of the property.

The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term interest solely because the amount of the interest is based on a fixed percentage or percentages of receipts or sales.

From time to time, CIM Commercial may enter into hedging transactions with respect to one or more of CIM Commercial’s assets or liabilities. CIM Commercial’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by U.S. Treasury regulations, any income CIM Commercial derives from a hedging transaction that is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a hedging transaction, will not constitute gross income for purposes of the 75% or 95% gross income tests, and therefore will be excluded for purposes of these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction is however, nonqualifying for purposes of the 75% gross income test with respect to transactions entered into on or prior to July 30, 2008. The term “hedging transaction,” as used above, generally means any transaction CIM Commercial enters into in the normal course of its business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by CIM Commercial. For transactions entered into after July 30, 2008, the term “hedging transaction” also includes any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property that generates such income or gain), including gain from the termination of such a transaction. The term “hedging transaction” also includes hedges of other hedging transactions described in this paragraph, and, effective for taxable years beginning after December 31, 2015, a REIT’s gross income also excludes the income from hedging transactions that are hedges of previously-acquired hedging transactions that a REIT entered into to manage interest rate or currency fluctuation risks, even when the previously hedged indebtedness is extinguished or the property is disposed. CIM Commercial intends to structure any hedging transactions in a manner that does not jeopardize CIM Commercial’s status as a REIT.

Effective for taxable years beginning after December 31, 2015, interest income and gain from the sale of a debt instrument issued by a “publicly offered REIT,” unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% gross income test (even though such instruments are treated as “real estate assets” for purposes of the asset tests described below) but is treated as qualifying income for purposes of the 95% gross income test. A “publicly offered REIT” means a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act.

As a general matter, certain foreign currency gains recognized after July 30, 2008 by CIM Commercial will be excluded from gross income for purposes of one or both of the gross income tests, as follows.

“Real estate foreign exchange gain” will be excluded from gross income for purposes of both the 75% and 95% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interests in real property and certain foreign currency gain attributable to certain qualified business units of a REIT.

“Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations that would not fall within the scope of the definition of real estate foreign exchange gain.

If CIM Commercial fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, CIM Commercial may nevertheless qualify as a REIT for that year if CIM Commercial satisfies the requirements of other provisions of the Code that allow relief from disqualification as a REIT. These relief provisions will generally be available if:

•                  CIM Commercial’s failure to meet the income tests was due to reasonable cause and not due to willful neglect, and

•                  CIM Commercial files a schedule of each item of income in excess of the limitations described above in accordance with regulations to be prescribed by the IRS.

CIM Commercial may not be entitled to the benefit of these relief provisions, however. Even if these relief provisions apply, CIM Commercial would have to pay a tax on the excess income. The tax will be a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) 75% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 75% test and (ii) 95% of CIM Commercial’s gross income over the amount of gross income that is qualifying income for purposes of the 95% test, multiplied by (b) a fraction intended to reflect CIM Commercial’s profitability.

Asset Tests.  CIM Commercial, at the close of each quarter of its taxable year, must also satisfy four tests relating to the nature of CIM Commercial’s assets.

•                  First, at least 75% of the value of CIM Commercial’s total assets must be represented by real estate assets, including (a) real estate assets held by CIM Commercial’s disregarded entity subsidiaries (if any), CIM Commercial’s allocable share of real estate assets held by partnerships in which CIM Commercial owns an interest and stock issued by another REIT, (b) for a period of one year from the date of CIM Commercial’s receipt of proceeds of an offering of the shares of CIM Commercial stock or publicly offered debt with a term of at least five years, stock or debt instruments purchased with these proceeds and (c) cash, cash items and government securities.

•                  Second, not more than 25% of CIM Commercial’s total assets may be represented by securities other than those in the 75% asset class (except that not more than 25% of CIM Commercial’s total assets may be represented by “nonqualified” debt instruments issued by publicly offered REITs).

•                  Third, not more than 20% of CIM Commercial’s total assets may constitute securities issued by TRSs (25% with respect to CIM Commercial’s taxable years ending after December 31, 2009 and on or before December 31, 2017) and of the investments included in the 25% asset class, the value of any one issuer’s securities, other than equity securities issued by another REIT or securities issued by a TRS, owned by CIM Commercial may not exceed 5% of the value of CIM Commercial’s total assets. In addition, not more than 25% of the value of CIM Commercial’s total assets may consist of “nonqualified” publicly offered debt issued by a REIT, as defined in Section 856(c)(5)(L) of the Code.

•                  Fourth, CIM Commercial may not own more than 10% of the vote or value of the outstanding securities of any one issuer, except for issuers that are REITs, disregarded entity subsidiaries or TRSs, or certain securities that qualify under a safe harbor provision of the Code (such as so-called “straight-debt” securities). Solely for the purposes of the 10% value test described above, the determination of CIM Commercial’s interest in the assets of any entity treated as a partnership for U.S. federal income tax purposes in which CIM Commercial owns an interest will be based on CIM Commercial’s proportionate interest in any securities issued by such entity, excluding for this purpose certain securities described in the Code.

If the IRS successfully challenges the partnership status of any of the partnerships in which CIM Commercial maintains a more than 10% vote or value interest, and the partnership is reclassified as a corporation or a publicly traded partnership taxable as a corporation, CIM Commercial could lose its REIT status. In addition, in the case of such a successful challenge, CIM Commercial could lose its REIT status if such recharacterization results in CIM Commercial otherwise failing one of the asset tests described above.

Certain relief provisions may be available to CIM Commercial if it fails to satisfy the asset tests described above after a 30-day cure period. Under these provisions, CIM Commercial will be deemed to have met the 5% and 10% REIT asset tests if the value of CIM Commercial’s nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of CIM Commercial’s assets at the end of the applicable quarter and (b) $10,000,000, and (ii) CIM Commercial disposes of the nonqualifying assets within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by U.S. Treasury regulations to be issued. For violations due to reasonable cause and not willful neglect that are not described in the preceding sentence, CIM Commercial may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of the nonqualifying assets to meet the asset test within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by U.S. Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Annual Distribution Requirements.  CIM Commercial, in order to qualify as a REIT, is required to distribute dividends, other than capital gain dividends, to CIM Commercial’s stockholders in an amount at least equal to (1) the sum of (a) 90% of CIM Commercial’s “REIT taxable income,” computed without regard to the dividends paid deduction and CIM Commercial’s net capital gain, and (b) 90% of CIM Commercial’s net after-tax income, if any, from foreclosure property minus (2) the sum of certain items of non-cash income.

In addition, if CIM Commercial acquired an asset from a C corporation in a carryover basis transaction and disposes of such asset within five years of acquiring the asset, CIM Commercial may be required to distribute dividends in an amount at least equal to 90% of the after-tax built-in gain, if any, recognized on the disposition of the asset.

These dividends must be paid in the taxable year to which the dividends relate, or in the following taxable year if declared before CIM Commercial timely files its tax return for the year to which the dividends relate and if paid on or before the first regular dividend payment after the declaration. However, for U.S. federal income tax purposes, dividends that are declared in October, November or December as of a record date in such month and actually paid in January of the following year will be treated as if the dividends were paid on December 31 of the year declared.

To the extent that CIM Commercial does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of CIM Commercial’s REIT taxable income, as adjusted, CIM Commercial will have to pay tax on the undistributed amounts at regular ordinary and capital gain corporate tax rates. Furthermore, if CIM Commercial fails to distribute during each calendar year at least the sum of (a) 85% of CIM Commercial’s ordinary income for that year, (b) 95% of CIM Commercial’s capital gain net income for that year and (c) any undistributed taxable income from prior periods, CIM Commercial would have to pay a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and retained amounts on which income tax is paid at the corporate level.

CIM Commercial intends to satisfy the annual distribution requirements.

From time to time, CIM Commercial may not have sufficient cash or other liquid assets to meet the 90% distribution requirement due to timing differences between (a) when CIM Commercial actually receives income and when CIM Commercial actually pays deductible expenses and (b) when CIM Commercial includes the income and deducts the expenses in arriving at CIM Commercial’s taxable income. If timing differences of this kind occur, in order to meet the 90% distribution requirement, CIM Commercial may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

Under certain circumstances, CIM Commercial may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in CIM Commercial’s deduction for dividends paid for the earlier year. Thus, CIM Commercial may be able to avoid being taxed on amounts distributed as deficiency dividends; however, CIM Commercial will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify as a REIT

If CIM Commercial would otherwise fail to qualify as a REIT because of a violation of one of the requirements described above, CIM Commercial’s qualification as a REIT will not be terminated if the violation is due to reasonable cause and not willful neglect and CIM Commercial pays a penalty tax of $50,000 for the violation. The immediately preceding sentence does not apply to violations of the income tests described above or a violation of the asset tests described above, each of which have specific relief provisions that are described above.

If CIM Commercial fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, CIM Commercial would have to pay tax on CIM Commercial’s taxable income at the regular corporate rate. CIM Commercial would not be able to deduct distributions to stockholders in any year in which CIM Commercial fails to qualify, nor would CIM Commercial be required to make distributions to stockholders. In this event, to the extent of current and accumulated earnings and profits, all distributions to stockholders would be taxable to the stockholders as dividend income (which, in the case of noncorporate stockholders, may be subject to tax at the preferential rate applicable to qualified dividends but would not be eligible for the 20% deduction in respect of certain REIT dividends) and corporate distributees may be eligible for the dividends-received deduction if such distributees satisfy the relevant provisions of the Code. Unless entitled to relief under specific statutory provisions, CIM Commercial would also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. CIM Commercial might not be entitled to the statutory relief described above in all circumstances.

Excess Inclusion Income

If CIM Commercial holds a residual interest in a REMIC or certain interests in a TMP from which CIM Commercial derives “excess inclusion income,” CIM Commercial may be required to allocate such income among CIM Commercial’s stockholders in proportion to the dividends received by CIM Commercial’s stockholders, even though CIM Commercial may not receive such income in cash. To the extent that excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. stockholders.

Taxation of Holders of Common Stock

U.S. Stockholders

Dividends. As long as CIM Commercial qualifies as a REIT, distributions made by CIM Commercial out of its current or accumulated earnings and profits, and not designated as capital gain dividends, will constitute dividends taxable to CIM Commercial’s taxable U.S. stockholders as ordinary income. Noncorporate U.S. stockholders, however, will generally not be entitled to the preferential tax rate applicable to certain types of dividends except with respect to the portion of any distribution (a) that represents income from dividends CIM Commercial received from a corporation in which CIM Commercial owns shares (but only if such dividends would be eligible for the lower rate on dividends if paid by the corporation to its individual stockholders), (b) that is equal to the sum of CIM Commercial’s REIT taxable income (taking into account the dividends paid deduction available to CIM Commercial) and certain net built-in gain with respect to property acquired from a C corporation in certain transactions in which CIM Commercial must adopt the basis of the asset in the hands of the C corporation for CIM Commercial’s previous taxable year and less any taxes paid by CIM Commercial during its previous taxable year, or (c) that represents earnings and profits that were accumulated in a prior non-REIT taxable year, in each case, provided that certain holding period and other requirements are satisfied at both CIM Commercial and individual stockholder level and that CIM Commercial designates the distribution (or portion thereof) as “qualified dividend income.”

Under the Tax Cuts and Jobs Act, for taxable years beginning after December 31, 2017 and on or before December 31, 2025, noncorporate holders of shares in a REIT such as CIM Commercial are entitled to a deduction equal to 20% of any “qualified REIT dividends”. Qualified REIT dividends are defined as any dividend from a REIT that is not a capital gain dividend or qualified dividend income. A noncorporate U.S. stockholder’s ability to claim a deduction equal to 20% of qualified REIT dividends received may be limited by the stockholder’s particular circumstances. In addition, for any noncorporate U.S. stockholder that claims a deduction in respect of qualified REIT dividends, the maximum threshold for the accuracy-related penalty with respect to substantial understatements of income tax could be reduced from 10% to 5%.

Noncorporate U.S. stockholders should consult their own tax advisors to determine the tax rates on dividends received from CIM Commercial and the ability to claim a deduction in respect of such dividends.

Distributions made by CIM Commercial will not be eligible for the dividends received deduction in the case of U.S. stockholders that are corporations. Distributions made by CIM Commercial that CIM Commercial properly designates as capital gain dividends will be taxable to U.S. stockholders as gain from the sale of a capital asset held for more than one year, to the extent that such dividends do not exceed CIM Commercial’s actual net capital gain for the taxable year, without regard to the period for which a U.S. stockholder has held the shares of CIM Commercial stock. Thus, with certain limitations, capital gain dividends received by an individual U.S. stockholder may be eligible for preferential rates of taxation. U.S. stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. Effective for taxable years beginning after December 31, 2015, the maximum amount of dividends that may be designated by CIM Commercial as capital gain dividends and as “qualified dividend income” with respect to any taxable year may not exceed the dividends paid by CIM Commercial with respect to such year, including the amounts of distributions paid by CIM Commercial in the succeeding taxable year that relate back to the prior taxable year for purposes of determining CIM Commercial’s dividends paid deduction. In addition, the IRS has been granted authority to prescribe regulations or other guidance requiring the proportionality of the designation for particular types of dividends (for example, capital gain dividends) among REIT shares.

Dividends declared by CIM Commercial in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by CIM Commercial and received by the stockholder on December 31 of that year, provided that CIM Commercial actually pays the dividend on or before January 31 of the following calendar year.

To the extent that CIM Commercial makes distributions not designated as capital gain dividends in excess of CIM Commercial’s current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. Thus, these distributions will reduce the adjusted basis that the U.S. stockholder has in the shares of CIM Commercial stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted basis in the shares of CIM Commercial stock will be taxable as capital gains, provided that the shares of CIM Commercial stock have been held as a capital asset. For purposes of determining the portion of distributions on separate classes of shares of CIM Commercial stock that will be treated as dividends for U.S. federal income tax purposes, current and accumulated earnings and profits will be allocated to distributions resulting from priority rights of preferred stock before being allocated to other distributions.

CIM Commercial may make distributions to holders of shares of Common Stock that are paid in shares of Common Stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and a U.S. stockholder would, therefore, generally have taxable income with respect to such distributions of shares of Common Stock and may have a tax liability on account of such distribution in excess of the cash (if any) that is received.

U.S. stockholders holding shares of CIM Commercial stock at the close of CIM Commercial’s taxable year will be required to include, in computing the U.S. stockholders’ long-term capital gains for the taxable year in which the last day of CIM Commercial’s taxable year falls, the amount of CIM Commercial’s undistributed net capital gain that CIM Commercial designates in a written notice mailed to its stockholders. CIM Commercial may not designate amounts in excess of CIM Commercial’s undistributed net capital gain for the taxable year. Each U.S. stockholder required to include the designated amount in determining the stockholder’s long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by CIM Commercial in respect of the undistributed net capital gains. U.S. stockholders to whom these rules apply will be allowed a credit or a refund, as the case may be, for the tax such stockholders are deemed to have paid. U.S. stockholders will increase their basis in the shares of CIM Commercial stock by the difference between the amount of the includible gains and the tax deemed paid by the stockholders in respect of these gains. Stockholders may not include in their own income tax returns any net operating losses or capital losses of CIM Commercial.

Distributions made by CIM Commercial and gain arising from a U.S. stockholder’s sale or exchange of shares of CIM Commercial stock will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any passive losses against that income or gain.

Sale or Exchange of Shares of CIM Commercial stock. When a U.S. stockholder sells or otherwise disposes of shares of CIM Commercial stock, the stockholder will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (a) the amount of cash and the fair market value of any property received on the sale or other disposition, and (b) the holder’s adjusted basis in the shares for tax purposes. This gain or loss will be capital gain or loss if the U.S. stockholder has held the shares as capital assets. The gain or loss will be long-term gain or loss if the U.S. stockholder has held the shares for more than one year. Long-term capital gain of an individual U.S. stockholder is generally taxed at preferential rates. In general, any loss recognized by a U.S. stockholder when the stockholder sells or otherwise disposes of shares of CIM Commercial stock that the stockholder has held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the stockholder from CIM Commercial that were required to be treated as long-term capital gains.

Backup Withholding. CIM Commercial will report to its U.S. stockholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, backup withholding may apply to a stockholder with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. The Internal Revenue Service may also impose penalties on a U.S. stockholder that does not provide CIM Commercial with such stockholder’s correct taxpayer identification number. A stockholder may credit any amount paid as backup withholding against the stockholder’s income tax liability. In addition, CIM Commercial may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to CIM Commercial.

Taxation of Tax-Exempt Stockholders. The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder is not one of the types of entities described below and has not held its shares as “debt financed property” within the meaning of the Code, and the shares are not otherwise used in a trade or business, the dividend income from shares will not be unrelated business taxable income to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute unrelated business taxable income unless the tax-exempt stockholder has held the shares as “debt financed property” within the meaning of the Code or has used the shares in a trade or business.

Notwithstanding the above paragraph, tax-exempt stockholders will be required to treat as unrelated business taxable income any dividends paid by CIM Commercial that are allocable to CIM Commercial’s “excess inclusion” income, if any.

Income from an investment in shares of CIM Commercial stock will constitute unrelated business taxable income for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under the applicable subsections of Section 501(c) of the Code, unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by the shares of CIM Commercial stock. Prospective purchasers of our Common Stock of the types described in the preceding sentence should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the foregoing, however, a portion of the dividends paid by a “pension-held REIT” will be treated as unrelated business taxable income to any trust that:

•                  is described in certain provisions of the Code relating to qualified pension, profit-sharing and stock bonus plans;

•                  is described in certain provisions of the Code relating to tax-exempt organizations and

•                  holds more than 10% (by value) of the equity interests in the REIT.

Tax-exempt pension, profit-sharing and stock bonus funds described in the first bullet point above are referred to below as “qualified trusts.” A REIT is a “pension-held REIT” if:

•                  the REIT would not have qualified as a REIT but for the fact that the Code provides that stock owned by qualified trusts will be treated, for purposes of the “not closely held” requirement, as owned by the beneficiaries of the trust (rather than by the trust itself) and

•                  either (a) at least one qualified trust holds more than 25% by value of the outstanding capital stock of the REIT or (b) one or more qualified trusts, each of which owns more than 10% by value of the outstanding capital stock of the REIT, hold in the aggregate more than 50% by value of the outstanding capital stock of the REIT.

The percentage of any REIT dividend treated as unrelated business taxable income to a qualifying trust is equal to the ratio of (a) the gross income of the REIT from unrelated trades or businesses, determined as though the REIT were a qualified trust, less direct expenses related to this gross income to (b) the total gross income of the REIT, less direct expenses related to the total gross income. A de minimis exception applies where this percentage is less than 5% for any year. CIM Commercial does not expect to be classified as a “pension-held REIT.”

The rules described above under the heading “U.S. Stockholders” concerning the inclusion of CIM Commercial’s designated undistributed net capital gains in the income of CIM Commercial’s stockholders will apply to tax-exempt entities. Thus, tax-exempt entities will be allowed a credit or refund of the tax deemed paid by these entities in respect of the includible gains.

Medicare Tax. A U.S. stockholder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. stockholder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. stockholder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income generally includes the holder’s dividend income and the holder’s net gains from the disposition of shares of CIM Commercial stock, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). The temporary 20% deduction added by the Tax Cuts and Jobs Act with respect to ordinary REIT dividends received by non-corporate taxpayers is not allowed as a deduction for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax. If you are a U.S. stockholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your holding of CIM Commercial stock.

Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-U.S. stockholders are highly technical and complex. The following discussion is only a limited summary of these rules. Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

Ordinary Dividends. Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by CIM Commercial of U.S. real property interests, as discussed below, and other than distributions designated by CIM Commercial as capital gain dividends, will be treated as ordinary income to the extent that the distributions are made out of CIM Commercial’s current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution will ordinarily apply to distributions of this kind to non-U.S. stockholders (other than stockholders described below in “Qualified Stockholders and Qualified Foreign Pension Funds”), unless an applicable tax treaty reduces that tax. However, if income from the investment in CIM Commercial stock is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, the non-U.S. stockholder would generally be taxed in the same manner as U.S. stockholders are taxed with respect to dividends, and the 30% branch profits tax may also apply if the stockholder is a non-U.S. corporation. CIM Commercial expects that it or the required withholding agent will withhold U.S. tax at the rate of 30% on the gross amount of any dividends, other than dividends treated as attributable to gain from sales or exchanges of U.S. real property interests and capital gain dividends, paid to a non-U.S. stockholder, unless (a) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with CIM Commercial or the appropriate withholding agent or (b) the non-U.S. stockholder files an Internal Revenue Service Form W-8-ECI or a successor form with CIM Commercial or the appropriate withholding agent claiming that the distributions are effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business and in either case other applicable requirements were met.

If a non-U.S. stockholder receives an allocation of “excess inclusion income” with respect to a REMIC residual interest or an interest in a TMP owned by CIM Commercial, the non-U.S. stockholder would be subject to U.S. federal income tax withholding at the maximum rate of 30% with respect to such allocation, without reduction pursuant to any otherwise applicable income tax treaty.

Return of Capital. Distributions in excess of CIM Commercial’s current and accumulated earnings and profits, which are not treated as attributable to the gain from CIM Commercial’s disposition of a U.S. real property interest, will not be taxable to a non-U.S. stockholder to the extent that the distributions do not exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of CIM Commercial stock. Distributions of this kind will instead reduce the adjusted basis of such shares. To the extent that distributions of this kind exceed the non-U.S. stockholder’s adjusted basis in such stockholder’s shares of CIM Commercial stock, the distributions will give rise to tax liability if the non-U.S. stockholder otherwise would have to pay tax on any gain from the sale or disposition of the shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will be in excess of current and accumulated earnings and profits, withholding will apply to the distribution at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if it is subsequently determined that the distribution was, in fact, in excess of CIM Commercial’s current and accumulated earnings and profits.

Also, CIM Commercial (or applicable withholding agent) could potentially be required to withhold at least 15% of any distribution in excess of CIM Commercial’s current and accumulated earnings and profits, even if the non-U.S. stockholder is not liable for U.S. tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder’s tax liability with respect to the distribution is less than the amount withheld. Such withholding should generally not be required if a non-U.S. stockholder would not be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended (“FIRPTA”), upon a sale or exchange of shares of CIM Commercial stock. See discussion below under “Sales of Shares of CIM Commercial Stock.”

Capital Gain Dividends. Distributions that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests that are paid with respect to any class of CIM Commercial stock that is regularly traded on an established securities market located in the United States and held by a non-U.S. stockholder who does not own more than 10% of such class of stock at any time during the one year period ending on the date of distribution will be treated as a normal distribution by CIM Commercial, and such distributions will be taxed as described above in “Ordinary Dividends”.

Distributions that are not described in the preceding paragraph that are attributable to gains from sales or exchanges by CIM Commercial of U.S. real property interests will be taxed to a non-U.S. stockholder under the provisions of FIRPTA, except as described below under “Qualified Stockholders and Qualified Foreign Pension Funds.”  Under FIRPTA, these distributions are taxed to a non-U.S. stockholder as if the gains were effectively connected with a U.S. business. Thus, non-U.S. stockholders will be taxed on the distributions at the normal capital gain rates applicable to U.S. stockholders, subject, in the case of non-corporate holders, to any applicable alternative minimum tax and a special alternative minimum tax in the case of individuals, and the 30% branch profits tax may also apply if the stockholder is a non-U.S. corporation. CIM Commercial (or applicable withholding agent) is required by applicable U.S. Treasury regulations under FIRPTA to withhold 21% of any distribution that CIM Commercial could designate as a capital gain dividend. However, if CIM Commercial designates as a capital gain dividend a distribution made before the day CIM Commercial actually effects the designation, then although the distribution may be taxable to a non-U.S. stockholder, withholding does not apply to the distribution under FIRPTA. Rather, CIM Commercial must effect the 21% withholding from distributions made on and after the date of the designation, until the distributions so withheld equal the amount of the prior distribution designated as a capital gain dividend. The non-U.S. stockholder may credit the amount withheld against its U.S. tax liability.

Distributions to a non-U.S. stockholder that are designated by CIM Commercial at the time of distribution as capital gain dividends that are not attributable to or treated as attributable to the disposition by CIM Commercial of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described above.

Share Distributions. CIM Commercial has not made, but in the future may make, distributions to holders of Common Stock that are paid in shares of Common Stock. In certain circumstances, these distributions may be intended to be treated as dividends for U.S. federal income tax purposes and, accordingly, would be treated in a manner consistent with the discussion above under “Ordinary Dividends” and “Capital Gain Dividends.” If CIM Commercial (or applicable withholding agent) is required to withhold an amount in excess of any cash distributed along with the shares of Common Stock, some of the shares that would otherwise be distributed would be retained and sold in order to satisfy such withholding obligations.

Sales of Shares of CIM Commercial Stock. Gain recognized by a non-U.S. stockholder upon a sale or exchange of shares of CIM Commercial stock generally will not be taxed under FIRPTA if CIM Commercial is a “domestically controlled REIT,” defined generally as a REIT, less than 50% in value of the stock of which is and was held directly or indirectly by foreign persons at all times during a specified testing period (provided that, if any class of a REIT’s stock is regularly traded on an established securities market in the United States, a person holding less than 5% of such class during the testing period is presumed not to be a foreign person, unless CIM Commercial has actual knowledge otherwise). CIM Commercial believes that it is a “domestically controlled REIT,” and, therefore, assuming that CIM Commercial continues to be a “domestically controlled REIT,” that taxation under FIRPTA generally will not apply to the sale of shares of CIM Commercial stock. However, gain to which FIRPTA does not apply will nonetheless be taxable to a non-U.S. stockholder if its investment in the CIM Commercial stock is treated as effectively connected with the non-U.S. stockholder’s U.S. trade or business or is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis. In this case, the same treatment will apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain. In addition, gain to which FIRPTA does not apply will be taxable to a non-U.S. stockholder if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, or maintains an office or a fixed place of business in the United States to which the gain is attributable. In this case, a 30% tax will apply to the nonresident alien individual’s capital gains. A similar rule will apply to capital gain dividends to which FIRPTA does not apply.

If CIM Commercial does not qualify as a “domestically controlled REIT,” the tax consequences to a non-U.S. stockholder of a sale of shares of Common Stock depends upon whether such stock is regularly traded on an established securities market and the amount of such stock that is held by the non-U.S. stockholder. Specifically, if the Common Stock is treated as regularly traded on an established securities market, a non-U.S. stockholder will be subject to FIRPTA in respect of a sale of such stock only if the stockholder owned more than 10% of the shares of the Common Stock any time during a specified period. This period is generally the shorter of the period that the non-U.S. stockholder owned such shares or the five-year period ending on the date when the stockholder disposed of the shares. If the Common Stock held by a non-U.S. shareholder is not treated as traded on an established securities market, tax under FIRPTA would apply to the gain on the sale of shares of Common Stock, and the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals.

Qualified Stockholders and Qualified Foreign Pension Funds

Our stock will not be treated as a U.S. real property interest subject to FIRPTA if the stock is held directly (or indirectly through one or more partnerships) by a “qualified stockholder” or “qualified foreign pension fund.” Similarly, any distribution made to a “qualified stockholder” or “qualified foreign pension fund” with respect to our stock will not be treated as gain from the sale or exchange of a U.S. real property interest to the extent our stock held by such qualified stockholder or qualified foreign pension fund is not treated as a U.S. real property interest.

A “qualified stockholder” generally means a foreign person which (i) (x) is eligible for certain income tax treaty benefits and the principal class of interests of which is listed and regularly traded on at least one recognized stock exchange or (y) a foreign limited partnership that has an agreement with the United States for the exchange of information with respect to taxes, has a class of limited partnership units which is regularly traded on the New York Stock Exchange or Nasdaq, and such units’ value is greater than 50% of the value of all the partnership’s units; (ii) is a “qualified collective investment vehicle;” and (iii) maintains certain records with respect to certain of its owners. A “qualified collective investment vehicle” is a foreign person which (i) is entitled, under a comprehensive income tax treaty, to certain reduced withholding rates with respect to ordinary dividends paid by a REIT even if such person holds more than 10% of the stock of the REIT; (ii) (x) is a publicly traded partnership that is not treated as a corporation, (y) is a withholding foreign partnership for purposes of chapters 3, 4 and 61 of the Code, and (z) if the foreign partnership were a United States corporation, it would be a United States real property holding corporation, at any time during the five-year period ending on the date of disposition of, or distribution with respect to, such partnership’s interest in a REIT; or (iii) is designated as a qualified collective investment vehicle by the Secretary of the U.S. Treasury and is either fiscally transparent within the meaning of Section 894 of the Code or is required to include dividends in its gross income, but is entitled to a deduction for distribution to a person holding interests (other than interests solely as a creditor) in such foreign person.

Notwithstanding the foregoing, if a foreign investor in a qualified stockholder directly or indirectly, whether or not by reason of such investor’s ownership interest in the qualified stockholder, holds more than 10% of our stock, then a portion of the our stock held by the qualified stockholder (based on the foreign investor’s percentage ownership of the qualified stockholder) will be treated as a U.S. real property interest in the hands of the qualified stockholder and will be subject to FIRPTA.

A “qualified foreign pension fund” is any trust, corporation, or other organization or arrangement (A) which is created or organized under the law of a country other than the United States, (B) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate. Recently proposed U.S. Treasury Regulations could affect a non-U.S. stockholder’s ability to qualify as a qualified foreign pension fund. Non-U.S. stockholders should consult their tax advisors with respect to whether these proposed Treasury Regulations affect such stockholders’ ability to qualify as a qualified foreign pension fund.

Backup Withholding and Information Reporting

If you are a non-U.S. stockholder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. However, you are otherwise generally exempt from backup withholding and information reporting requirements with respect to:

•                  dividend payments and

•                  the payment of the proceeds from the sale of our stock effected at a U.S. office of a broker,

as long as the income associated with these payments is otherwise exempt from U.S. federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•                  a valid IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•                  other documentation upon which the payor or broker may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations or

•                  you otherwise establish an exemption.

Payment of the proceeds from the sale of our stock effected at a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of such shares that is effected at a non-U.S. office of a broker will be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by you in the United States,

•                  the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•                  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of our stock will be subject to information reporting if the sale is effected at a non-U.S. office of a broker that is:

•                  a U.S. person,

•                  a controlled foreign corporation for U.S. federal tax purposes,

•                  a non-U.S. person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•                  a non-U.S. partnership, if at any time during its tax year:

•                  one or more of such non-U.S. partnership’s partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or

•                  such non-U.S. partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

FATCA Withholding

Pursuant to Sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FACTA”), a 30% withholding tax (“FATCA Withholding”), may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends. Payments of dividends (including deemed dividends) that you receive in respect of our stock could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold our stock through a non-U.S. person (e.g., a non-U.S. bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA Withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA Withholding.

U.S. Federal Estate Taxes

Our stock held by a non-U.S. stockholder at the time of death will be included in the stockholder’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or our stockholders transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in CIM Commercial.

PLAN OF DISTRIBUTION

The Selling Stockholder may offer and sell its shares of Common Stock to purchasers directly, through agents, dealers or underwriters, through “at the market” offerings within the meaning of Rule 415(a)(4) under the Securities Act, through a combination of any of these methods of sale or through any other method permitted by applicable law and described in the relevant prospectus supplement.  The methods by which the Selling Stockholder may sell its shares of Common Stock may include:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales, to the extent permitted by law;

•                  in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  by pledge to secure indebtedness or other obligations;  or

•                  a combination of any such methods of sale.

The Selling Stockholder may also sell its shares of Common Stock pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

The offering and sale of the Common Stock may be made from time to time by the Selling Stockholder in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at privately negotiated prices.  The Selling Stockholder may also sell the Common Stock through agents designated from time to time. Agents that participate in the distribution of Common Stock may be deemed to be “underwriters” under the Securities Act. In the case of a distribution through an agent that is deemed to be an underwriter, the applicable prospectus supplement will name any underwriter involved in the offer or sale of the offered Common Stock and will describe any commissions payable to the agent.

The Common Stock may be sold to a dealer as principal. The dealer may then resell the Common Stock to the public at varying prices determined by it at the time of resale. The dealer may be deemed to be an underwriter under the Securities Act.

From time to time, the Selling Stockholder may pledge or grant a security interest in some or all of the shares of Common Stock that it owns. The pledgees, secured parties or persons to whom such shares have been pledged will, upon foreclosure in the event of default, be deemed to be the selling stockholders and may offer and sell such shares, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. In addition, a selling stockholder may, from time to time, sell the Common Stock short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares of Common Stock offered under this prospectus may be used to cover short sales.

Underwriters may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 of Regulation M. Rule 104 permits stabilizing bids to purchase the Common Stock being offered as long as the stabilizing bids do not exceed a specified maximum. Underwriters may over-allot the offered Common Stock in connection with the offering, thus creating a short position in their account. Syndicate covering transactions involve purchases of the offered Common Stock by underwriters in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered Common Stock to be higher than it would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

The Selling Stockholder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the Common Stock under contracts providing for payment and delivery on future dates. Such third parties may include banks, insurance companies, pension funds, investment companies and educational, charitable and other institutions. The applicable prospectus supplement, if required, will describe the material terms of these contracts, including any conditions to the purchasers’ obligations and will include any required information about any commissions the Selling Stockholder may pay for soliciting these contracts.

If required, the applicable prospectus supplement may also identify one or more firms that may offer or sell the Common Stock in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for the Selling Stockholder, and will offer or sell the Common Stock in accordance with a redemption or repayment pursuant to the terms of the Common Stock. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with the Selling Stockholder and will describe the remarketing firm’s compensation.

The Selling Stockholder may enter into agreements with agents, dealers, underwriters or remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters or remarketing firms may engage in transactions with, or perform services for, the Selling Stockholder and its affiliates in the ordinary course of their businesses.

We have agreed to pay certain of the expenses incurred in connection with the registration of such shares of Common Stock, including registration, filing and qualification fees, accounting fees and reasonable fees and disbursements of counsel for the Company, but excluding any underwriting discounts and commissions in connection with any offering.

We cannot assure you that the Selling Stockholder will sell all or any portion of the shares of Common Stock offered hereby.

VALIDITY OF THE COMMON STOCK

The validity of the shares of Common Stock offered by this prospectus and certain other matters of Maryland law has been passed upon for us by Venable LLP. The description of the federal income tax consequences contained in the section of this prospectus captioned “Material U.S. Federal Income Tax Consequences” has been passed upon for us by Sullivan & Cromwell LLP. Sullivan & Cromwell LLP has acted as our counsel in connection with this offering. Certain additional legal matters may be passed on for us, or for any agents, dealers or underwriters, by counsel named in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements and schedules as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

             , 2019

CIM Commercial Trust Corporation

10,406,558 shares of Common Stock

offered by the Selling Stockholder

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee		$25,321.01
Accounting Fees and Expenses	$	*
Legal Fees and Expenses	$	*
Miscellaneous Expenses	$	*
Total	$	*

* These fees and expenses will vary based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established in a judgment or other final adjudication to be material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                  an act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•                  any present or former director or officer who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

•                  any individual who, while a director or officer of our Company and at our Company’s request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, trustee, member, manager or partner and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, subject to approval from our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of our Company in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Further, we have entered into an Indemnification Agreement with each of our directors and certain executive officers. Each Indemnification Agreement provides that we will indemnify and hold harmless each such director or named executive officer to the fullest extent permitted by law.

In addition, the merger agreement, dated July 8, 2013 (the “Merger Agreement”), between PMC Commercial Trust and CIM Urban REIT, LLC, provides further indemnification through March 10, 2020 to each manager, director or officer of the Company or any of its subsidiaries, together with such person’s heirs, executors and administrators in the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, demand, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a manager, director or officer of the Company or any of its subsidiaries, or is or was serving at the request of the Company or any of its subsidiaries as a manager, director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the discussion, negotiation, execution or performance of the Merger Agreement or any arrangement, agreement or document contemplated thereby or delivered in connection therewith, or otherwise directly or indirectly relating to the Merger Agreement or any such arrangement, agreement or document, or any of the transactions contemplated thereunder.

Item 16. Exhibits

See the Exhibit Index below for a complete list of exhibits filed as part of this registration statement.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i), (ii), and (iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a) (1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.		Document

**	1.1	Form of Underwriting Agreement for any offering of securities.

**	1.2	Form of Agency Agreement.

**	1.3	Form of Distribution Agreement.

	4.1	Articles of Amendment and Restatement of PMC Commercial Merger Sub, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

	4.2	Articles of Amendment (Name Change) (incorporated by reference to Exhibit 3.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

	4.3	Articles of Amendment (Reverse Stock Split) (incorporated by reference to Exhibit 3.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

	4.4	Articles of Amendment (Par Value Decrease) (incorporated by reference to Exhibit 3.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

	4.5

Articles Supplementary for the Series A Preferred Stock (incorporated by reference to Pre-Effective Amendment No. 1 to the Form S-11 Registration Statement (333-210880) filed by the Registrant with the SEC on June 29, 2016).

	4.6

Articles Supplementary for the Series L Preferred Stock, dated November 15, 2017 (incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 4 to the Form S-11 Registration Statement (333-218019) filed by the Registrant with the SEC on November 15, 2017).

	4.7	By-laws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 2, 2014).

	4.9

Purchase Agreement among PMC Commercial Trust, PMC Preferred Capital Trust-A and Taberna Preferred Funding I, Ltd. dated March 15, 2005 (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005).

	4.10

Junior Subordinated Indenture between PMC Commercial Trust and JPMorgan Chase Bank, National Association as Trustee dated March 15, 2005 (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005).

	4.11

Amended and Restated Trust Agreement among PMC Commercial Trust, JPMorgan Chase Bank, National Association, Chase Bank USA, National Association and The Administrative Trustees Named Therein dated March 15, 2005 (incorporated by reference to Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 10, 2005).

	4.12	Floating Rate Junior Subordinated Note due 2035 (incorporated by reference to Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005).

*	5.1	Opinion of Venable LLP.

*	8.1	Opinion of Sullivan & Cromwell LLP.

*	23.1	Consent of BDO USA, LLP.

*	23.2	Consent of Venable LLP (included in Exhibit 5.1).

*	23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1).

*	24.1	Powers of Attorney (included on signature page).

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a document incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on August 13, 2019.

CIM COMMERCIAL TRUST CORPORATION

Dated: August 13, 2019

	By:	/s/ DAVID THOMPSON
David Thompson
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Messrs. Thompson and DeBacker, and each of them severally, his or her true and lawful attorney-in-fact with power of substitution and resubstitution to sign in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 and any rules, regulations and requirements of the U.S. Securities and Exchange Commission in connection with this registration statement, any post-effective amendment to this registration statement, any other registration statement and exhibits thereto that is the subject of this registration statement, whether on Form S-3 or any other form under the Securities Act of 1933, as amended, and any and all applications, instruments and other documents to be filed with the U.S. Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID THOMPSON
David Thompson	Chief Executive Officer (Principal Executive Officer)	August 13, 2019

/s/ NATHAN D. DEBACKER
Nathan D. DeBacker	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 13, 2019

/s/ DOUGLAS BECH
Douglas Bech	Director	August 13, 2019

/s/ ROBERT CRESCI
Robert Cresci	Director	August 13, 2019

/s/ KELLY EPPICH
Kelly Eppich	Director	August 13, 2019

/s/ FRANK H. GOLAY, JR.
Frank H. Golay, Jr.	Director	August 13, 2019

/s/ SHAUL KUBA
Shaul Kuba	Director	August 13, 2019

/s/ RICHARD RESSLER
Richard Ressler	Director	August 13, 2019

/s/ AVRAHAM SHEMESH
Avraham Shemesh	Director	August 13, 2019